Exhibit 1
                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is entered into as of May 7, 1998 among those persons listed on Schedule A attached hereto
(individually a "Seller" and collectively the "Sellers") and those persons identified on Schedule B attached hereto (individually a "Buyer" and collectively the "Buyers").


                                   BACKGROUND

         A. The Sellers are the owners of a total of approximately 176,113 shares of Class A Common Stock and 1,155,933 shares of Class B Common Stock (collectively, the "Shares") of Figgie International, Inc., a Delaware corporation (the "Company"), as more specifically set forth on Schedule A.

         B. Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA"), is the general partner or investment adviser of each of the Buyers.

         C. The Sellers desire to sell, and the Buyers desire to purchase, all of the Shares upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1.       Basic Transaction.

                  (a) Purchase of Shares. Pursuant to the terms and conditions set forth below, each Seller shall sell that number of Shares set forth opposite such Seller's name on Schedule A (with the possible exception of 32,204 shares as contemplated by Section 2(b) below), and each Buyer shall purchase that number of Shares set forth opposite such Buyer's name on Schedule B (adjusted in Buyer's sole discretion to reflect the possible exception of 32,204 shares referenced above).

                  (b) Purchase Price. The purchase price is $15.63 net per Share, for a total purchase price of $20,819,878.98 for the 1,332,046 Shares, plus additional contingent consideration as set forth in Section 3 below.

         2.       Conditions; Closing.

                  (a) Buyers' Conditions. The Buyers' obligations under this Agreement are conditioned upon (i) by 11:59 p.m., San Francisco time, May 4, 1998, one designee of RCBA being appointed a director of the Company, and (ii) all of the Shares being sold to the Buyers (with the possible exception of 32,204 shares as contemplated by Section 2(b) below). Buyers covenant that the condition in Section 2(a)(i) has been satisfied.

                  (b) Settlement Date. If the conditions in Section 2(a) are satisfied or waived, there shall be one or more settlement dates at the election of Sellers. The first settlement date shall be May 11, 1998 for the transfer of all Shares, except for a maximum of 32,204 shares of the Company for which settlement may occur within forty-five (45) days from the date of this Agreement. If there is a second settlement date, Buyers shall receive at least two (2) business days' prior notice of all material terms of that settlement (including the settlement date and the number of shares being transferred by each Seller). In exchange for the Sellers' good delivery of the shares being transferred on a settlement date, the Buyers will wire transfer immediately available funds into each Seller's account an amount equal to the purchase price of the shares being transferred, pursuant to wire transfer instructions to be provided by each Seller to RCBA. Sellers shall not be in breach of their obligations hereunder if the second settlement does not occur for any reason.

         3.       Contingent Consideration.

                  (a)  Triggering   Events.   The  Buyers  will  pay  additional
contingent consideration to the Sellers pursuant to this Section 3 if but only if all of the following conditions occur:

                       (i) Within nine months of the date hereof, an offer is made to all holders of a class of the Company's common stock to purchase all or a portion of such shares.

                       (ii) Such offer is made either:

     (A) By any Buyer or any of its "Affiliates" (as defined below) pursuant to a merger proposal, tender offer or other comparable transaction. (An "Affiliate" means, with respect to any specified person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.); or

     (B) By the Company or its successor pursuant to an "issuer tender offer" governed by Rule 13e-4 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for more than 5% of the outstanding shares of such class of shares. Notwithstanding the foregoing but subject to Section 3(a)(iv) below, if the Company makes any offer to acquire any of its common shares as part of a transaction to effect the acquisition, merger or recapitalization of the Company by another party that is neither a Buyer nor an Affiliate of any Buyer, this Section will have no effect.

                    (iii) The net amount to be received by such holders is in excess of $15.63 per share.

                    (iv) The transaction is consummated thereafter, including a transaction initiated by a Buyer or any of its Affiliates but consummated or topped by a transaction initiated and consummated by a third party unaffiliated with Buyers or any of its Affiliates (the "Subsequent Transaction").

                  (b)  Additional  Consideration.  If all of the  conditions  of
Section 3(a) are satisfied, then within three days after the consummation of the Subsequent Transaction, the Buyers will pay the Sellers additional consideration for their Shares computed as follows:

                    (i) Each Seller's number of Shares being sold pursuant to this Agreement will be multiplied by one-half of the amount by which (A) the lesser of (1) $17.00, or (2) the net amount received by the Company's shareholders for each share sold pursuant to the Subsequent Transaction, exceeds (B) $15.63 per share.

                   (ii)  If the Subsequent Transaction is an offer covered  by
Section 3(a)(ii)(B) for a portion, but not all, of a class of the outstanding common shares of the Company, the amount derived in Section 3(b)(i) above will be reduced to reflect the number of Shares such Seller could have sold and the Company would have purchased pursuant to the Subsequent Transaction if such Seller were a shareholder of the Company.

         4. Representations of Sellers. Each Seller, as to itself but as to no other Seller, hereby represents, warrants and covenants to the Buyers that:

                  (a) Ownership. Such Seller owns his Shares free and clear of any pledge, lien, charge, claim, security interest or other encumbrance of any kind, nature or description. Such Seller's Shares are validly issued, fully paid and non-assessable.

                  (b) Authority and Compliance. Such Seller has full power and authority to transfer his Shares and has complied with or will comply with all legal requirements, if any, in connection with the sale of his Shares. Such transfer will not violate the rights of any third party.

                  (c) No Restrictions. The Shares being transferred by such Seller are either free of any transfer restrictions applicable to such Seller or, if there are any transfer restrictions, such Seller has received assurances from the Company and/or its counsel that such restrictions will not prevent the transfer of such Shares pursuant to the terms set forth in this Agreement.

         5. Representations of Buyers. Each Buyer, as to itself but as to no other Buyer, hereby represents, warrants and covenants to the Sellers that:

                  (a) Accredited. Such Buyer is an accredited investor as defined in Regulation D under The Securities Act of 1933, as amended (the "Securities Act").

                  (b) Investment Intent. The Shares being acquired by such Buyer are being acquired for investment for Buyer's own account, and not with a view to a distribution of any part thereof.

                  (c) Transfer. Such Buyer understands that it must bear the economic risk of this investment in the Shares for an indefinite period of time because the sale to the Buyers of such Shares has not been registered under the Securities Act and such Shares cannot be transferred by such Buyer unless such transfer is registered under the Act or an exemption from such registration is available, and such share certificates may bear a legend to such effect.

                  (d) Authority and Compliance. Such Buyer has full power and authority to purchase its Shares and has complied with or will comply with all legal requirements, if any, in connection with the purchase of its Shares.

         6.       Miscellaneous.

                  (a) Further Action. Each party agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                  (b) Entire Agreement; Successors and Assigns. This Agreement constitutes the entire understanding among the parties with regard to the subjects hereof, superseding all prior understandings, agreements, representations and negotiations, whether oral or written. The terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the respective executors, administrators, heirs, successors and assigns of the parties.

                  (c) Choice of Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts executed and performed entirely therein.

                  (d) Counterparts. This Agreement may be signed in any number of counterparts and by facsimile, and when so signed and delivered will have the same effect as if all signatures appeared on the same document.

                  (e) Notices. All notices required or permitted under this Agreement must be given in writing (which may include facsimile). All notices will be effective upon the earlier of (i) receipt (including confirmation that a facsimile has been received) or (ii) five business days after being deposited in the U.S. mail or two business days after being delivered to an overnight courier, in each case properly addressed as set forth on Schedule A or B (as the case may be), as such address may be changed by proper notice to the other parties.

                  (f) Interpretation. All parties have been assisted by counsel in connection with this Agreement. The normal rule of construction that any ambiguity will be resolved against the drafting party will not be used in the interpretation of this Agreement.

                  (g) Gender and Number. As the context so requires, (i) the masculine gender will include the feminine and neuter, and vice versa, and (ii) the singular will include the plural, and vice versa.

                  (h)      [reserved]

                  (i) Amendment of Agreement. This Agreement may be amended only by a written instrument signed by all of the parties.

                  (j) Severability. If any provision of this Agreement or the application of any such provision to any party is held by a court of competent jurisdiction to be contrary to law, such provision will be deemed amended to the minimum extent possible to comply with such law, and the remaining provisions of this Agreement will remain in full force and effect.

                  (k) Attorneys' Fees. If it becomes necessary for any party to initiate legal action or any other proceeding to enforce, defend or construe such party's rights or obligations under this Agreement, the prevailing party will be entitled to reasonable costs and expenses, including attorneys' fees and costs, incurred and paid in connection with such action or proceeding.

                  (l) Fees and Expenses. The Sellers, on the one hand, and the Buyers, on the other, shall each bear their own respective fees and costs in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the payment of any commission, finder's fee or similar payment because of any act or omission by such party.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

THE SELLERS:

                                                _______________________________
                                                HARRY FIGGIE, JR.



                                                _______________________________
                                                NANCY F. FIGGIE



                                                _______________________________
                                                HARRY E. FIGGIE, III



                                                MARK P. FIGGIE INTER VIVOS
                                                TRUST U/A 6/19/86


                                                BY:  __________________________
                                                     MARK P. FIGGIE, TRUSTEE


          `                                     _______________________________
                                                MATTHEW PRIOR FIGGIE



                                                THE HARRY E. FIGGIE, JR.
                                                IRREVOCABLE TRUST DATED 11/17/65
                                                FOR THE BENEFIT OF
                                                MATTHEW P. FIGGIE


                                        BY:    WILMINGTON TRUST COMPANY, TRUSTEE


                                        BY:    ________________________________

                                               THE HARRY E. FIGGIE, JR.
                                               IRREVOCABLE TRUST DATED 11/17/65
                                               FOR THE BENEFIT OF MARK P. FIGGIE

                                         BY:   WILMINGTON TRUST COMPANY, TRUSTEE


                                         BY:   ________________________________



                                              THE HARRY E. FIGGIE, JR.
                                              IRREVOCABLE TRUST DATED 11/17/65
                                              FOR THE BENEFIT OF HARRY E.
                                              FIGGIE III

                                        BY:   WILMINGTON TRUST COMPANY, TRUSTEE



                                        BY:   _________________________________



                                             THE HARRY E. FIGGIE, JR.
                                             IRREVOCABLE TRUST AGREEMENT DATED
                                             FEBRUARY 16, 1972



                                        BY:  __________________________________
                                              HARRY E. FIGGIE, III, TRUSTEE

                                        HARRY E. FIGGIE, JR. AND NANCY F. FIGGIE
                                        IRREVOCABLE TRUST AGREEMENT DATED
                                        SEPTEMBER 13, 1991


                                        BY:   _________________________________
                                              HARRY E. FIGGIE, III, TRUSTEE


                                        BY:   _________________________________
                                              DAVID L. CARPENTER, TRUSTEE



                                        HARRY E. FIGGIE, JR. IRREVOCABLE TRUST
                                        AGREEMENT DATED APRIL 21, 1989 FBO


                                        BY:   WILMINGTON TRUST COMPANY, TRUSTEE


                                        BY:   _________________________________



                                        TRUST AGREEMENT DATED JULY 15, 1976, OF
                                        HARRY E. FIGGIE, JR.



                                        BY:   _________________________________
                                              HARRY E. FIGGIE, JR., TRUSTEE



                                        CLARK-RELIANCE CORPORATION



                                        BY:  __________________________________

                                        TRUST AGREEMENT DATED SEPTEMBER 7, 1976
                                        OF NANCY F. FIGGIE



                                        BY:   _________________________________
                                              NANCY F. FIGGIE, TRUSTEE



                                        F.E.F. & CO.


                                        BY:  __________________________________
                                              HARRY E. FIGGIE, JR


                                        BY:  __________________________________
                                              HARRY E. FIGGIE, III



                                        HUNTINGTON NATIONAL BANK,TRUSTEE
                                        UNDER THE CLARK-RELIANCE CORP.
                                        EMPLOYEES' PROFIT SHARING AND SAVINGS
                                        TRUST AND PLAN



                                        BY:  __________________________________

                                   SCHEDULE A

                                    SELLERS


                                Shares Being Sold
                                                                    Purchase
Sellers                     Class A      Class B         Total      Price
-------                     --------     -------         -----      ---------
Harry E. Figgie,
Jr.                         2,916            670         3,586       $56,049.18

Nancy F. Figgie                58             58           116        $1,813.08

Harry E. Figgie,
III                           9,305       58,347        67,652    $l,057,400.76

Mark P. Figgie
Inter Vivos Trust
U/A 6/19/86                               58,189       58,189       $909,494.07

Matthew Prior
Figgie                                       465          465         $7,267.95

The Harry E. Figgie,
Jr. Irrevocable
Trust dated
11/17/65 for the
Benefit of
Matthew P. Figgie                732       2,499         3,231       $50,500.53

The Harry E. Figgie,
Jr. Irrevocable
Trust dated
11/17/65 for the
Benefit of
Mark P. Figgie                   733       2,499         3,232       $50,516.16

The Harry E. Figgie,
Jr. Irrevocable
Trust dated
11/17/65 for the
Benefit of
Harry E. Figgie, III             732        2,499        3,231       $50,500.53


Harry E. Figgie,
Jr. Irrevocable
Trust Agreement
Dated February 16,
1972                                       47,493       47,493      $742,315.59

Harry E. Figgie,
Jr. and Nancy F.
Figgie Irreovo-
cable Trust Agree-
ment dated
September 13, 1991            10,000                   10,000       $156,300.00

Harry E. Figgie,
Jr. Irrevocable
Trust Agreement
dated April 21,
1989     FBO                              209,504     209,504     $3,274,547.52

Trust Agreement
dated July 15, 1976
of Harry E.
Figgie, Jr.                  112,141      565,527     677,668    $10,591,950.84

Clark Reliance
Corporation                  37,844       134,564     172,408     $2,694,737.04

Trust Agreement dated
September 7, 1976
of Nancy E. Figgie                         57,823      57,823       $903,773.49

FEF & Co.                     1,500         2,112       3,612        $56,455.56

Huntington National
Bank, Trustee Under
The Clark-Reliance
Corp. Profit Sharing
and Savings Trust
and Plan                        152        13,684       13,836       $216,256.68
                            -------     ---------    ---------    --------------

                            176,113     1,155,933    1,332,046    $20,819,878.98

                                   SCHEDULE B

                                     BUYERS


Buyer's Name and Address1                       Shares Being Purchased           Purchase
                                                                                   Price

                                      Class A        Class B           Total

Stinson Capital Partners, L.P.          46,606         305,900         352,506    $5,509,668.78
Stinson Capital Partners II, L.P.        9,765          64,096          73,861     1,154,447.43
BK Capital Partners IV, L.P.             3,011          19,760          22,771       355,910.73
Stinson Capital Fund (Cayman),           3,583          23,515          27,098       423,541.74
Ltd.
Insurance Company Supported             23,655         155,262         178,917     2,796,472.71
Organizations Pension Plan
United Brotherhood of Carpenters         2,641          17,338          19,979       312,271.77
and Joiners of America Local
Unions and Councils Pension Fund
The Carpenters Pension Trust for        69,082         453,427         522,509     8,166,815.67
Southern California
The Common Fund                         17,770         116,635         134,405     2,100,750.15

         TOTAL                         176,113       1,155,933       1,332,046   $20,819,878.98
                                       =======       =========       =========   ==============
